Exhibit 4.1

SECOND AMENDMENT TO

FIRST AMENDED AND RESTATED RIGHTS AGREEMENT

This Second Amendment (this “Amendment”) dated as of September 27, 2020, to the First Amended and Restated Rights Agreement, dated as of August 20, 2015, as amended by the First Amendment to First Amended and Restated Rights Agreement, dated August 20, 2018 (the “Rights Agreement”), is between PERCEPTRON, INC., a Michigan corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, a New York limited liability company (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent have entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 26 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

Section 1. Amendments to Rights Agreement. The Rights Agreement is hereby amended as follows:

(a)    The definition of “Acquiring Person” in Section 1 of the Rights Agreement is amended to add the following sentence at the end thereof:

Notwithstanding anything in this Agreement to the contrary, none of Atlas Copco North America LLC (“Parent”), Odyssey Acquisition Corp. (“Merger Subsidiary”), or any Affiliate or Associate of Parent or Merger Subsidiary shall be deemed to be an Acquiring Person (or an Associate or Affiliate of an Acquiring Person), either individually or collectively, as a result of the execution, delivery, announcement, consummation or performance of the Merger Agreement, the Voting Agreement, the Merger or the Transactions, and shares of Common Stock acquired pursuant to the Merger Agreement, the Voting Agreement, the Merger or the Transactions shall not be aggregated with shares of Common Stock beneficially owned by Parent, Merger Subsidiary or any Affiliate or Associate of Parent or Merger Subsidiary on the date hereof for purposes of determining whether Parent, Merger Subsidiary or any Affiliate or Associate of Parent or Merger Subsidiary is an Acquiring Person (or an Associate or Affiliate of an Acquiring Person).

(b)    The definition of “Distribution Date” in Section 1 of the Rights Agreement is amended to add the following at the end thereof (before the “.”):

; provided, however, a Distribution Date shall not be deemed to have occurred as a result of the execution, delivery, announcement, consummation or performance of the Merger Agreement, the Voting Agreement, the Merger or the Transactions.

(c)    The definition of “Shares Acquisition Date” in Section 1 of the Rights Agreement is amended to add the following clause at the end thereof (before the “.”):

; provided, however, that a Share Acquisition Date shall not be deemed to have occurred as a result of the execution, delivery, announcement, consummation or performance of the Merger Agreement, the Voting Agreement, the Merger or the Transactions

(d)    The definition of “Triggering Event” in Section 1 of the Rights Agreement is amended to add the following sentence at the end thereof:

Notwithstanding anything to the contrary contained in this Agreement, a Triggering Event shall not include the execution, delivery, announcement, consummation or performance of the Merger Agreement, the Voting Agreement, the Merger or the Transactions.

(e)    The following definitions shall be added to Section 1 of the Rights Agreement:

“Merger” shall have the meaning ascribed to it in the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger dated as of September 27, 2020 by and among the Company, Atlas Copco North America LLC, and Odyssey Acquisition Corp., and any amendments thereto.

“Transactions” shall have the meaning ascribed to it in the Merger Agreement.

“Voting Agreement” shall mean the Voting and Support Agreement dated as of September, 27, 2020 by and among Parent and certain holders of Common Stock, as identified therein, and any amendments thereto.

(f)    Section 7(a) is amended by deleting all of the text at the end thereof starting with “(iv)” and replacing it with the following:

(iv) the time at which the Rights are exchanged as provided in Section 27 hereof, (v) the time at which the Rights expire pursuant to Section 13(d) hereof or (vi) immediately prior to the effective time of the closing of the Merger, pursuant to, and in accordance with, the Merger Agreement (the “Expiration Time”) (the earliest of (iii), (iv), (v) or (vi) being herein referred to as the “Expiration Date”). Notwithstanding any other provision of this Agreement to the contrary, at the Expiration Time, all Rights shall expire.

(g)    Section 11 is amended by adding the following at the end thereof (before subsection 11(a)(i)):

provided, that, no such adjustment will be made as a result of the execution, delivery, announcement, consummation or performance of the Merger Agreement, the Voting Agreement, the Merger or the Transactions.

(h)    Section 13 is amended by adding subsection (e) at the end thereof as follows:

(e)     Notwithstanding anything in this Agreement to the contrary, Section 13 shall not be applicable to a transaction as a result of the execution, delivery, announcement, consummation or performance of the Merger Agreement, the Voting Agreement, the Merger or the Transactions.

(i)    Section 27(a) is amended by adding the following at the end thereof (before the “.”):

; provided, however, that Parent, Merger Subsidiary and their Affiliates and Associates shall not be deemed to have become the Beneficial Owner of 50% or more of the Common Stock, either individually or collectively, as a result of the execution, delivery, announcement, consummation or performance of the Merger Agreement, the Voting Agreement, the Merger or the Transactions

Section 2. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

Section 3. Termination of Merger Agreement. If for any reason the Merger Agreement is terminated pursuant to the terms thereof, this Amendment shall be of no further force or effect and the Rights Agreement shall remain the same as it existed immediately prior to the execution of this Amendment, and the Company shall notify the Rights Agent promptly after such termination of the Merger Agreement.

Section 4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Michigan and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

Section 5. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 6. Severability. If any term, provision, covenant or restriction of the Amendment is held by a court of competent jurisdiction or other authority as invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment and the Rights Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Paula Caroppoli
Name: Paula Caroppoli
Title: Senior Vice President

PERCEPTRON, INC.

By:	/s/ Jay W. Freeland
Name: Jay W. Freeland
Title: Chairman of the Board and Interim President and Chief Executive Officer

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